Exhibit 10.51

SERVICE- VESTING

Restricted Stock Unit Award Notification

To:            [FNAME] [LNAME]
[EMAIL]
Employee ID: [ID #]
From:            KLA-Tencor Executive Team
Subject:            Restricted Stock Unit Grant

Congratulations! We are pleased to inform you that the Board of Directors or its Compensation Committee has granted to you an award of Restricted Stock Units under the KLA-Tencor Corporation 2004 Equity Incentive Plan (the “EIP4 Equity Plan”). Subject to the provisions of the EIP4 Equity Plan and the applicable Restricted Stock Unit Agreement (see below), the principal features of this award are as follows:

Date of Grant:        [DATE]

Award Number:        [AWARD #]

Number of
Restricted Stock Units
Awarded:        [SHARES]
Each Restricted Stock Unit represents the right to receive one share of KLA-Tencor Corporation common stock upon the satisfaction of the applicable vesting requirements set forth below.

Vesting Schedule:
You shall vest in the Restricted Stock Units bi-annually, with 50% of the total value of the Restricted Stock Unit vesting on the 2nd annual anniversary of the Date of Grant set forth above and the remaining 50% on the 4th annual anniversary of the Date of Grant set forth above. Each vesting event is contingent upon your continued status as a current KLA-Tencor employee as of the applicable vesting date.

Vesting in your Restricted Stock Units will cease immediately upon your termination of Service Provider status for any reason, including pursuant to a reduction-in-force.

The issuance of shares of KLA-Tencor Corporation common stock upon the vesting of Restricted Stock Units is subject to compliance with all of the applicable requirements of all laws or regulations with respect to such units. Neither the grant of this award nor the vesting schedule alter the terms of your employment, which remain at-will and subject to termination by KLA-Tencor or you at any time, with or without cause or notice.

PLEASE BE SURE TO READ THE APPLICABLE RESTRICTED STOCK UNIT AGREEMENT, WHICH CONTAINS SPECIFIC TERMS AND CONDITIONS APPLICABLE TO THIS AWARD. By accepting this award, you agree and understand that this award is subject to all of the terms and conditions contained in (1) this Restricted Stock Unit Award Notification, (2) the EIP4 Equity Plan document, (3) the applicable Restricted Stock Unit Agreement (with Dividend Equivalents) (note that there are three different forms of Restricted Stock Unit Agreement that provide for Dividend Equivalents - one for United States employees, one for French employees and one for non-U.S. employees other than in France) and (4) for employees residing outside the United States, the country-specific Appendix to the Restricted Stock Unit Agreement for Non-U.S. Employees (with Dividend Equivalents). For copies of these plan documents, please see KLA-Tencor’s Long Term Incentives website, which can be accessed through the KLA-Tencor Intranet site: http://hronline.kla-tencor.com/incent-and-reward/long-term-incentives.

Please consult your individual tax advisors regarding any tax or other consequences related to your KLA-Tencor Restricted Stock Units.

THIS MEMO IS YOUR OFFICIAL NOTIFICATION OF THIS AWARD. NO ADDITIONAL DOCUMENTATION WILL BE SENT TO YOU CONCERNING THIS AWARD.